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                                                                    EXHIBIT 10ee

                                    FORM OF
                        AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of the 27th day of October, 1998, by and between Bell Atlantic Corporation, its successors and assigns ("Bell Atlantic"), and ___________., ___________ of Bell Atlantic (the "Key Executive").

        WHEREAS, Bell Atlantic and the Key Executive have entered into an Employment Agreement dated as of June 1, 1998 (the "Agreement");

        WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 27, 1998, among Bell Atlantic, GTE Corporation ("GTE") and Beta Gamma Corporation (the "Definitive Agreement"), Bell Atlantic contemplates a merger of the Bell Atlantic and GTE businesses (the "Merger") on a date which is yet to be decided (the "Closing Date");

        WHEREAS, Bell Atlantic considers the Key Executive to be an employee whose continuing services, leadership and support are and will be valuable, especially during the period prior to the Closing Date; and

        WHEREAS, Bell Atlantic wishes to amend the Agreement to provide an additional incentive for the Key Executive to remain an Employee in Good Standing during the period prior to the Closing Date;

        NOW, THEREFORE, for good and valuable consideration, Bell Atlantic and the Key Executive hereby agree as follows:

        1.   Certain Definitions. Terms which are defined in the Agreement shall
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have the same meaning in this Amendment.

        2.   Stay Bonus.
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        (a)    Closing of Merger. If the Merger occurs pursuant to the
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Definitive Agreement, and if the Key Executive has remained an Employee in Good
Standing of a Bell Atlantic Company from the date of this Amendment to the Closing Date, then, not later than 30 calendar days following the Closing Date, Bell Atlantic shall cause the Bell Atlantic Company which then employs the Key Executive to pay the Key Executive a special bonus (a "Stay Bonus") consisting of a single cash payment in an amount equal (before withholding of taxes) to 1.5 multiplied by the sum, as of the Closing Date, of (i) the Key Executive's annual rate of base salary, and (ii) 50% of the Key Executive's maximum short-term incentive under the STIP.

        (b)    Merger Plan is Terminated. If the Definitive Agreement is
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terminated without the Merger occurring, the Key Executive shall have no right to receive the Stay Bonus or any portion of such bonus.
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        3.    Termination of Employment.
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        (a)   Voluntary Resignation, Retirement, or Discharge for Cause. In the
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event that, prior to the Closing Date of the Merger, the Key Executive voluntarily resigns or retires for any reason (except a constructive discharge), or is discharged by a Bell Atlantic Company for cause, the Key Executive shall forfeit any and all rights to receive the Stay Bonus.

        (b)   Involuntary Terminations. In the event that a Bell Atlantic
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Company discharges the Key Executive other than for cause, or the Key Executive is constructively discharged, and the Merger subsequently occurs pursuant to the Definitive Agreement, then the Key Executive shall be entitled to receive, as liquidated damages (in addition to the damages provided for in Section 7(c) of the Agreement), a single cash payment which shall be equal (before withholding of taxes) to the Stay Bonus which would otherwise have become payable under
Section 2(a) of this Amendment, provided that such cash payment shall be contingent upon the absence, at the time of payment, of any act by the Key Executive that would constitute a material breach of the Agreement, and provided further that the date of discharge shall be substituted for the Closing Date of the Merger for purposes of calculating the dollar amount of such payment. Such payment shall be made not later than 30 calendar days following the Closing Date.

        (c)   Payment in Case of Death or Disability. In the event that the Key
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Executive dies, or terminates his employment on account of disability (within the meaning of the applicable disability benefit plan in which the Key Executive participates from time to time) on a date on which the Key Executive was an Employee in Good Standing, and the Merger subsequently occurs pursuant to the Definitive Agreement, Bell Atlantic shall cause the Key Executive's last employing Bell Atlantic Company to pay the Key Executive, or the Key Executive's estate in the event of death, a single cash payment which shall be equal (before withholding of taxes) to the Stay Bonus multiplied by the following fraction: the numerator shall be the number of days that have elapsed between the date of this Amendment and the date of the Key Executive's death or disability, and the denominator shall be the number of days that have elapsed between the date of this Amendment and the Closing Date of the Merger. Such payment shall be made not later than 30 calendar days following the Closing Date, substituting the date of death or disability for the Closing Date for purposes of calculating the dollar amount of the payment.

        4.    Deferrals under IDP. Amounts otherwise payable to the Key
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Executive under Sections 2 or 3 of this Amendment may be deferred under the IDP or any successor plan in accordance with the terms of the IDP.

        5.    Business Discretion of Bell Atlantic. Nothing in this Amendment is
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intended to limit the discretion of any Bell Atlantic Company to take any action with regard to the Merger which Bell Atlantic may consider appropriate, including, without limitation, postponing the Closing Date or terminating the Definitive Agreement.

        6.    Non-Benefit Bearing Payments. Any amount to be paid under Sections
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2 or 3 of this Amendment shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any savings plan, insurance plan, pension plan, or other employee benefit plan maintained by any Bell Atlantic Company.

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        7.    Effect on Agreement. Nothing in this Amendment is intended to
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override or supercede any of the provisions of the Agreement. The terms and conditions of this Amendment shall be considered additional terms and conditions of the Agreement.


              IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                            BELL ATLANTIC CORPORATION



                            By:
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                                  Ivan Seidenberg
                                  Chief Executive Officer



                            THE KEY EXECUTIVE


                            By:
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